UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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THE GAP, INC.

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The Gap, Inc.

Talking Points relating to Proposal No. 3 (Approval of the Amendment and Restatement of The Gap, Inc. 2006 Long-Term Incentive Plan)*

Stock options and other awards are vital to our ability to attract and retain talent.

•	We compete for talent in an extremely competitive labor market, especially in the San Francisco and Silicon Valley Area where options and stock awards are widely used.

•

The proposed modifications to the 2006 Plan (to be known as the 2011 Long-Term Incentive Plan upon approval) are designed to allow the Company to continue to attract, retain and motivate people whose skills and performance are critical to the Company’s success, while giving shareholders greater input over use of the 2011 Plan.

•

We have a “pay for performance” culture; stock options that only have value if our stock price increases and performance based stock awards subject to achievement of financial goals comprise a significant portion of long-term incentives granted to executives.

The proposed increase in the number of shares available under the 2011 Plan is reasonable.

•	Two changes are proposed regarding the share reserve:

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A prospective change to our share counting rule effective upon shareholder approval of the 2011 Plan so that full-value awards (i.e., awards other than stock options or stock appreciation rights) count as 2 instead of 3 shares against the plan reserve. Full-value awards granted prior to shareholder approval would be unaffected (i.e., such awards would continue to count as 3 shares against the reserve). In recent years, we have granted more full-value awards relative to stock options and this change results in the use of fewer shares from the plan reserve.

•	An increase of the plan reserve by 25 million shares.

•

We have not increased the overall number of shares available under our employee stock plans (not including our employee stock purchase plan and transfers from non-shareholder approved to shareholder approved plans) since 2003.

•	We anticipate that these two changes will extend the share reserve through at least fiscal 2016, based on current and anticipated future usage rates.

Certain “shareholder friendly” amendments are proposed for the 2011 Plan including:

•

Option or stock appreciation rights that are settled in cash (rather than shares) will result in a reduction in the number of shares available for issuance under the 2011 Plan by the number of shares having a fair market value equal to the cash.

•

Shareholder approval will be required before implementing a program providing for the repurchase or exchange of outstanding and unexercised stock options or stock appreciation rights whether in the form of a cash payment or otherwise (i.e. repricing).

Annual burn rates (gross number of shares granted under the plan during the year divided by weighted common shares outstanding) continue to be lower than our pre-2006 rates, which were generally in excess of 1.5%.

•

Burn rate for fiscal 2010, assuming maximum earnings performance levels for performance shares, was 1.20%, or 0.33% net of forfeitures and our 3-year average annual burn rate for fiscal 2008 through fiscal 2010 was 1.19%, or 0.32% net of forfeitures. Based on ISS methodology, our 3-year average annual burn rate was also below the 4.11% burn rate cap established by ISS.

•

The total number of shares covered by equity awards in fiscal 2010, assuming maximum earnings performance levels for performance shares (7,626,379), decreased by approximately 7% compared to fiscal 2009 (8,237,862). At a target earnings performance level, the number of shares covered by equity awards in fiscal 2010 (6,419,443) decreased by approximately 22% compared to fiscal 2009 (8,237,862).

•

Since 2006, we have granted fewer stock options, as opposed to full-value awards, which generally limits overall dilution because a smaller number of full-value awards can deliver the same value as options. In 2006, we granted 6,361,425 options and 4,219,239 full-value awards. In 2010, we granted 2,384,553 options and 5,241,826 full-value awards (assuming maximum earnings performance levels for performance shares).

The Company monitors and manages dilution.

•	Maintaining reasonable dilution levels is important to us and to our shareholders.

•	We continually monitor our voting power dilution levels, and at least annually we provide updates to our Board’s Compensation and Management Development Committee.

•	Dilution is also a consideration when determining our annual equity award amounts and one of the goals of our stock repurchase program is to help offset dilution.

The Company has repurchased a significant number of its shares, eliminating the dilutive effect of its stock plans.

•	Since the beginning of fiscal 2004, the Company has repurchased over 450 million shares.

•	Over this same time period, the Company has issued only approximately 60 million shares upon the exercise of options or vesting of full-value awards under its stock plans.

•	In February 2011, the Company announced that its Board has authorized an additional $2 billion for share repurchases.

Approval of the amendment and restatement of the 2006 Long-Term Incentive Plan is desirable for purposes of Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”).

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In order for certain awards granted to covered executives to be eligible for full tax deductibility by the Company pursuant to Section 162(m), among other requirements, the material terms of the plan must be re-approved by shareholders every 5 years in a manner that complies with Section 162(m). The plan was last approved by shareholders in 2006.

* Copies of these talking points will be released on or about April 22, 2011 to persons making solicitations on our behalf.